NEWS RELEASE
Covisint Corporation
One Campus Martius, Suite 700 • Detroit, Michigan 48226
(313) 961-4100

For Immediate Release
October 22, 2014

Covisint Corporation Names Homaira Akbari to Its Board of Directors

DETROIT -- October 22, 2014 -- Covisint Corporation (Nasdaq: COVS), provider of a B2B Cloud Platform that ensures trusted information gets where it needs to go securely and seamlessly, today announced that Homaira Akbari has joined the company’s board of directors.
Dr. Akbari has extensive experience and deep domain knowledge in software-as-a-service (SaaS), mobility and security technologies. She is currently President and CEO of AKnowledge Partners, LLC, an international advisory firm providing services to leading private equity funds and Fortune 1000 corporations. From 2007 to 2012, she was the President, Chief Executive Officer and a Director of SkyBitz, Inc., a SaaS-based remote asset monitoring and security solutions company. She has held executive and senior managerial roles in Microsoft, Thales, SA, and TruePosition, a wholly-owned subsidiary of Liberty Media Corporation.
Dr. Akbari serves on a number of public and private boards of directors, including Landstar Systems, Inc. (NASDAQ: LSTR) and Gemalto N.V. (Euronext NL0000400653 GTO). Dr. Akbari holds a Ph.D. in Particle Physics from Tufts University and an MBA from Carnegie Mellon Tepper School of Business.
“We are extremely pleased to have Dr. Akbari join Covisint’s board of directors,” said Covisint CEO Sam Inman. “With the pending October 31, 2014, spin-off of Covisint from Compuware Corporation, the board is acting decisively to add industry expertise and experience to enhance the contributions of the board to Covisint’s business. Covisint will greatly benefit from Homaira’s proven knowledge and capabilities, and I look forward to working with Homaira and the rest of Covisint board to ensure the company delivers on our opportunities and potential.”
“I am thrilled to be joining the board of one of the leading B2B Cloud Platform solution providers,” Dr. Akbari added. “I believe Covisint is uniquely positioned in the market today and look forward to contributing to the board's efforts as the company continues to grow and capitalize on the market opportunity upon us."
About Covisint
Covisint provides a single entry point for business partners and customers to connect with enterprises that ensures trusted information gets to the right people and place at the right time. Covisint’s B2B Cloud Platform enables solutions that allow enterprises and industries to solve complex information and user management challenges across Business-to-Partner (B2P), Business-to-Customer (B2C) and Business-to-Enterprise (B2E) relationships. Today, Covisint powers, secures and connects more than 212,000 business partners and customers to some of the world's leading global enterprises across multiple industries. Learn more at www.covisint.com.

Follow us:

•	Covisint on Twitter

•	Covisint on LinkedIn

•	Covisint on Facebook

###
Media Contact
Brad Schechter
313.961.5290
bschecht@covisint.com

For Sales and Marketing Information
Covisint Corporation, One Campus Martius, Detroit, MI 48226, 313-961-4100, http://www.covisint.com